Exhibit 8.1

910 LOUISIANA STREET	AUSTIN	NEW YORK
HOUSTON, TEXAS	BRUSSELS	PALO ALTO
77002-4995	DALLAS	RIYADH
	DUBAI	SAN FRANCISCO
TEL +1 713.229.1234	HOUSTON	SINGAPORE
FAX +1 713.229.1522	LONDON	WASHINGTON
BakerBotts.com

October 1, 2025

CenterPoint Energy, Inc.

1111 Louisiana Street

Houston, Texas 77002

Ladies and Gentlemen:

In connection with the issuance by CenterPoint Energy, Inc., a Texas corporation (the “Company”), of $700,000,000 aggregate principal amount of the Company’s 5.950% Fixed-to-Fixed Reset Rate Junior Subordinated Notes, Series D, due 2056 (the “Notes”), pursuant to (a) the Registration Statement on Form S-3 (Registration Nos. 333-272025, 333-272025-01 and 333-272025-02) (the “Registration Statement”), which was filed by the Company, CenterPoint Energy Houston Electric, LLC and CenterPoint Energy Resources Corp. with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on May 17, 2023, and (b) the related prospectus of the Company dated May 17, 2023, as supplemented by the prospectus supplement of the Company relating to the sale of the Notes dated September 30, 2025 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Notes are being passed upon for you by us. At your request, this opinion letter is being furnished to you for filing as Exhibit 8.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”). We prepared the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus.

The Notes are to be issued pursuant to the Junior Subordinated Indenture, dated as of August 14, 2024 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture No. 3 thereto, to be dated as of October 2, 2025 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

The opinion set forth below is based on various facts and assumptions and is conditioned upon certain representations made to us by the Company as to factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”). In addition, the opinion set forth below is based upon the factual representations of the Company concerning its business, properties and governing documents as set forth in the Registration Statement, the Prospectus, the Indenture and the Company’s responses to our examinations and inquiries.

In our capacity as special tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of the opinion set forth below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of

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natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or representations. In addition, in rendering the opinion set forth below we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date hereof, subject to the assumptions, qualifications and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement, the Prospectus, the Indenture and the Officer’s Certificate, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Discussion. We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. This opinion letter speaks as of the date hereof, and we disclaim any obligation to update it.

This opinion letter is furnished to you and is for your use in connection with the transactions set forth in the Prospectus. This opinion letter may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion letter may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Form 8-K. We also consent to the reference to our Firm and this opinion letter in the Discussion and under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion letter if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ BAKER BOTTS L.L.P.